Entergy
639 Loyola Avenue
New Orleans, LA  70113

Date:	July 29, 2008
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

News
Release

Exhibit 99.2

Entergy Reports Second Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported second quarter 2008 as-reported earnings of $271.0 million, or $1.37 per share, and operational earnings of $289.2 million, or $1.46 per share, compared with as-reported and operational earnings of $267.6 million, or $1.32 per share, for second quarter 2007.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported Earnings	1.37	1.32	0.05	2.93	2.34	0.59
Less Special Items	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Operational Earnings	1.46	1.32	0.14	3.02	2.34	0.68

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Second Quarter 2008

  Utility, Parent & Other had higher earnings due primarily to increased revenues.
  Entergy Nuclear earnings increased as a result of additional production and higher power prices.
  Entergy's Non-Nuclear Wholesale Assets business reported lower results due primarily to the absence of the benefit of lower income tax expense recorded in second quarter 2007.

"We remain committed and on track in our efforts to add value for our owners and to maintain high quality, affordable service for our customers in an increasingly challenging national economic environment," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "We've achieved solid progress on a number of initiatives in the first half of 2008 and we expect the second half of 2008 to see the realization of a number of our goals and objectives for all of our stakeholders."

Other Highlights

  Entergy Arkansas, Inc. received approval from the Arkansas Public Service Commission for the acquisition of the Ouachita plant, a 789-megawatt load-following combined-cycle gas turbine facility located near Monroe, La.
  Entergy Nuclear received a Top Industry Practice Award (TIP) presented by the Nuclear Energy Institute (NEI). NEI TIP awards recognize nuclear energy operators for innovations that improve safety, economics or plant performance.
  Entergy achieved progress in its effort to secure regulatory approvals for its proposed non-utility nuclear spin-off transaction with receipt of Federal Energy Regulatory Commission and Nuclear Regulatory Commission approvals for the spin-off transaction.

Entergy will host a teleconference to discuss this release at 10 a.m. CDT on Tuesday, July 29 with access by telephone, 719-457-2080, confirmation code 2740813. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 2740813. The replay will also be available on Entergy's Web site at www.entergy.com.

Utility, Parent & Other

In second quarter 2008, Utility, Parent & Other had earnings of $123.4 million, or 62 cents per share, on an as-reported basis and earnings of $141.6 million, or 71 cents per share, on an operational basis, compared to $120.6 million, or 59 cents per share, in as-reported and operational earnings in second quarter 2007. Operational results for Utility, Parent & Other in second quarter 2008 reflect higher revenues from sales growth, partially offset by higher operation and maintenance expense. The higher expense primarily reflects increased charges for storm damages and loss reserves and higher employee benefits expense.

Megawatt-hour sales in the residential sector in second quarter 2008, on a weather-adjusted basis, showed a 2 percent increase compared to second quarter 2007. Commercial and governmental sales, after adjusting for weather, were up 3 percent compared to second quarter of last year. Industrial sales in the current quarter were down 1 percent compared to the same period one year ago.

The residential sales sector showed an increase quarter to quarter with sales growth across jurisdictions and the most significant increase on a percentage basis at Entergy New Orleans, Inc., where post-storm recovery continues. An increase in the number of customers also contributed to sales growth in the residential sector, as well as the commercial and governmental sectors. Sales in the industrial sector for second quarter 2008 decreased compared to the same quarter of 2007. High utilization in the refining and chemical segments continues to contribute to sales growth although gains in these segments were more than offset by weakness in pipelines and all segments associated with housing, including wood, pulp and paper. National economic weakness is affecting small and mid-sized industrial customers while efficiency improvements driven by high energy prices are producing declining sales in some areas.

Entergy Nuclear

Entergy Nuclear earned $143.6 million, or 73 cents per share, on as-reported and operational bases in second quarter 2008, compared to $108.7 million, or 54 cents per share, for as-reported and operational earnings in second quarter 2007. Entergy Nuclear's earnings increased as a result of additional production due to fewer outage days and from the Palisades plant acquired in second quarter 2007, as well as higher power prices. These items were partially offset by higher expense primarily associated with deferring costs for only one refueling outage during second quarter 2008 versus deferrals for two refueling outages in 2007 and the effect of including Palisades in the portfolio. An additional item partially offsetting the increase in results for the current quarter was an impairment recorded in second quarter 2008 in connection with decommissioning trust fund investments.

With respect to outage days, two planned refueling outages occurred in second quarter 2007 totaling 57 days while one planned refueling outage was completed in second quarter 2008 requiring 19 outage days. In addition, an extended unplanned outage of 28 days is reflected in second quarter 2007 results.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business earned $4.0 million, or 2 cents per share, on both as-reported and operational bases in second quarter 2008 compared to earnings of $38.3 million, or 19 cents per share, on as-reported and operational bases in second quarter 2007. The decrease was due primarily to the absence in the current period of the benefit of lower income tax expense in second quarter 2007 resulting from the resolution of tax audit issues.

Outlook

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business-as-usual basis. Guidance for 2008 does not include a special item for expenses, a portion of which were incurred during the current quarter, anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below.

Business Separation

On Nov. 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation, formerly referred to as SpinCo, will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Progress achieved since the last quarter update includes:

  Key board and leadership positions at Enexus and EquaGen continued to be filled.
  Regulatory proceedings continued to advance.
    The Nuclear Regulatory Commission approved the transaction on July 28, 2008.
    In Vermont, testimony has been filed, the discovery process is complete and technical hearings begin today.
    In New York, the initial discovery period ordered by the New York Public Service Commission expired and the presiding Administrative Law Judges (ALJs) issued a ruling slightly extending the discovery process, followed within three weeks by initial comments addressing defined issues, with reply comments due two weeks thereafter.
    The Federal Energy Regulatory Commission approved the transaction on June 12, 2008.
    In response to Securities and Exchange Commission comments issued June 9, 2008, an amended Form 10 will be filed in the near future.
    At the Internal Revenue Service, Entergy has completed all submittals and is awaiting a response to its request for a private letter ruling finding that the spin-off transaction qualifies for tax-free treatment for federal income tax purposes for both Entergy and its shareholders.

Given receipt of critical NRC approval, the state regulatory approvals are now the critical path. Considering the ruling by the New York ALJs, Entergy now expects the spin completion to occur in the fourth quarter on a month end.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated July 29, 2008, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly period ended March 31, 2008, and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934 and (b) the following transactional factors (in addition to others described elsewhere in this release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported
Utility, Parent & Other	0.62	0.59	0.03	1.11	1.02	0.09
Entergy Nuclear	0.73	0.54	0.19	1.84	1.16	0.68
Non-Nuclear Wholesale Assets	0.02	0.19	(0.17)	(0.02)	0.16	(0.18)
Consolidated As-Reported Earnings	1.37	1.32	0.05	2.93	2.34	0.59

Less Special Items
Utility, Parent & Other	(0.09)	-	(0.09)	(0.09)	-	(0.09)
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.09)	-	(0.09)	(0.09)	-	(0.09)

Operational
Utility, Parent & Other	0.71	0.59	0.12	1.20	1.02	0.18
Entergy Nuclear	0.73	0.54	0.19	1.84	1.16	0.68
Non-Nuclear Wholesale Assets	0.02	0.19	(0.17)	(0.02)	0.16	(0.18)
Consolidated Operational Earnings	1.46	1.32	0.14	3.02	2.34	0.68

Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,524,222	$2,194,644	15.0
Natural gas	53,985	42,909	25.8
Competitive businesses	686,064	531,799	29.0
Total	3,264,271	2,769,352	17.9
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	726,836	595,602	22.0
Purchased power	748,203	601,000	24.5
Nuclear refueling outage expenses	55,840	44,614	25.2
Other operation and maintenance	710,309	639,670	11.0
Decommissioning	46,816	42,080	11.3
Taxes other than income taxes	125,942	116,348	8.2
Depreciation and amortization	247,977	238,653	3.9
Other regulatory charges (credits) - net	34,239	13,345	156.6
Total	2,696,162	2,291,312	17.7
Operating Income	568,109	478,040	18.8
Other Income (Deductions):
Allowance for equity funds used during construction	9,085	7,459	21.8
Interest and dividend income	23,399	53,948	(56.6)
Equity in earnings of unconsolidated equity affiliates	(2,572)	477	(639.2)
Miscellaneous - net	3,916	(6,459)	(160.6)
Total	33,828	55,425	(39.0)
Interest and Other Charges:
Interest on long-term debt	119,903	124,057	(3.3)
Other interest - net	28,030	33,553	(16.5)
Allowance for borrowed funds used during construction	(4,937)	(4,386)	12.6
Preferred dividend requirements of subsidiaries and other	4,975	6,188	(19.6)
Total	147,971	159,412	(7.2)

Income Before Income Taxes	453,966	374,053	21.4
Income Taxes	183,012	106,451	71.9
Consolidated Net Income	$270,954	$267,602	1.3

Earnings Per Average Common Share
Basic	$1.42	$1.36	4.4
Diluted	$1.37	$1.32	3.8

Average Number of Common Shares Outstanding - Basic	191,326,928	196,979,140
Average Number of Common Shares Outstanding - Diluted	197,864,459	203,423,646

Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$4,570,449	$4,306,104	6.1
Natural gas	143,380	127,861	12.1
Competitive businesses	1,415,176	1,029,446	37.5
Total	6,129,005	5,463,411	12.2
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,267,337	1,383,014	(8.4)
Purchased power	1,368,845	1,045,239	31.0
Nuclear refueling outage expenses	107,098	87,589	22.3
Other operation and maintenance	1,321,577	1,204,046	9.8
Decommissioning	92,812	79,910	16.1
Taxes other than income taxes	234,513	239,031	(1.9)
Depreciation and amortization	492,962	471,063	4.6
Other regulatory charges (credits) - net	69,519	36,885	88.5
Total	4,954,663	4,546,777	9.0
Operating Income	1,174,342	916,634	28.1
Other Income (Deductions):
Allowance for equity funds used during construction	18,371	24,717	(25.7)
Interest and dividend income	77,680	111,058	(30.1)
Equity in earnings of unconsolidated equity affiliates	(3,501)	2,101	(266.6)
Miscellaneous - net	(7,640)	(11,778)	(35.1)
Total	84,910	126,098	(32.7)
Interest and Other Charges:
Interest on long-term debt	243,047	247,156	(1.7)
Other interest - net	60,567	65,768	(7.9)
Allowance for borrowed funds used during construction	(10,053)	(14,915)	(32.6)
Preferred dividend requirements of subsidiaries and other	9,973	12,409	(19.6)
Total	303,534	310,418	(2.2)

Income Before Income Taxes	955,718	732,314	30.5
Income Taxes	376,015	252,517	48.9
Consolidated Net Income	$579,703	$479,797	20.8

Earnings Per Average Common Share
Basic	$3.02	$2.41	25.3
Diluted	$2.93	$2.34	25.2

Average Number of Common Shares Outstanding - Basic	191,983,266	198,754,673
Average Number of Common Shares Outstanding - Diluted	198,101,863	204,785,090

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended June 30

	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,372	6,986	5.5	2.3
Commercial	6,688	6,481	3.2	2.7
Governmental	587	562	4.4	3.4
Industrial	9,730	9,813	(0.9)	(0.9)
Total to Ultimate Customers	24,377	23,842	2.2	1.1
Wholesale	1,440	1,428	0.8
Total Sales	25,817	25,270	2.2

Six Months Ended June 30

	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	15,384	14,777	4.1	2.8
Commercial	12,926	12,597	2.6	2.3
Governmental	1,155	1,111	4.0	3.4
Industrial	19,107	19,137	(0.2)	(0.2)
Total to Ultimate Customers	48,572	47,622	2.0	1.5
Wholesale	2,729	3,066	(11.0)
Total Sales	51,301	50,688	1.2

June 30

	2008	2007	% Change
Electric Customers (End of period):
Residential	2,311,624	2,274,129	1.6
Commercial	328,127	324,923	1.0
Governmental	15,318	15,254	0.4
Industrial	45,427	48,569	(6.5)
Total Ultimate Customers	2,700,496	2,662,875	1.4
Wholesale	32	30	6.7
Total Customers	2,700,528	2,662,905	1.4

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.